Exhibit 99.1

Press release dated July 17, 2003.

FIRST FINANCIAL HOLDINGS, INC.

34 Broad Street – Charleston, S.C. 29401

843-529-5933 – FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS
Contact:	Susan Baham
Senior Vice President
(843) 529-5601

FIRST FINANCIAL HOLDINGS, INC.

REPORTS RESULTS FOR THIRD QUARTER

Charleston, South Carolina (July 17, 2003) -- First Financial Holdings, Inc. (NASDAQ: FFCH) today announced net income of $6.5 million for the third quarter of fiscal 2003, or $.50 per diluted share. Net income and diluted earnings per share were $7.1 million and $.51 during the comparable quarter in fiscal 2002. Net income was $20.4 million and $21.4 million for the first nine months of fiscal 2003 and 2002, respectively, with diluted earnings per share of $1.54 for both periods. First Financial's net income in the third quarter of fiscal 2003 produced returns on average shareholders' equity of 16.04%. For the first nine months of fiscal 2003, returns on average shareholders' equity were 16.60%.

President and Chief Executive Officer A. Thomas Hood commented, "Results for the quarter and the first nine months of fiscal 2003 are commendable given this year's more difficult operating environment but have been under our expectations principally as a result of the effects of a prolonged period of very low interest rates. While remaining tremendously active in originating residential home loans, this activity has also generated substantially higher saleable loan production but slowed portfolio loan growth. Compared with levels one year ago, loans have declined $80.5 million, or 4.25%. While the Company has been setting records for originations of residential home loans, we continue to believe that it is prudent to sell current saleable loan production rather than assume long term interest rate risk. Expectations of a Federal Reserve rate cut in June resulted in the lowest mortgage interest rates in 45 years. As rates decline, prepayment speeds for existing loans accelerate. Recent valuations of our originated mortgage servicing portfolio under higher prepayment speeds resulted in an impairment charge of approximately $1.4 million during the third quarter. There was no valuation adjustment during the comparable quarter of fiscal 2002. Lower levels of market interest rates have also contributed to a reduction in our net interest margin on average earning assets from 3.82% during the quarter ended June 30, 2002 to 3.75% during the current quarter. Average earning assets during the most recent quarter of $2.1 billion reflected a $65.5 million decline, or 3.05%, from the comparable quarter ended June 30, 2002."

"Non-interest revenue growth is an essential element of our Company's strategic initiatives. For some time, the Company has targeted growth in other types of financial services operations, such as insurance operations, investment and trust services. Other income totaled $9.3 million during the third quarter of fiscal 2003, up 20.0% from the comparable quarter one year ago. Significant changes included record gains on sales of loans, which increased $2.0 million, higher commissions and other insurance agency income, which increased $1.1 million, and increased service charges and fees on deposit accounts, up $332 thousand. These increases totaling $3.4 million were partially offset by a decline of $1.7 million in loan servicing revenues, as a result principally of an impairment charge of $1.4 million on our mortgage servicing asset. During the quarter, the Company acquired the Woodruff Insurance Agency, based in Columbia, South Carolina. Comparable insurance agency revenues one year ago did

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First Financial Holdings, Inc.

July 17, 2003

not include the operations of Johnson Insurance Associates and its affiliate, Benefit Administrators, acquired in August 2002." Hood noted.

Hood continued, "We are very encouraged by trends in problem loans, which are defined as non-accrual loans, loans accruing but 90 days or more delinquent and renegotiated loans. At the end of June 2003, problem loans totaled $10.3 million, or .57% of net loans, declining from $11.5 million at the end of March 2003 and $17.0 million at the end of June 2002. Total problem assets, which include problem loans plus real estate and other property acquired, have also declined to the lowest level in two years, and now total $14.4 million, or .63% of assets."

As of June 30, 2003, total assets of First Financial were $2.3 billion and deposits were $1.5 billion. Loans receivable totaled $1.8 billion at June 30, 2003 and stockholders' equity totaled $162 million. Book value per common share increased to $12.84 at June 30, 2003 compared to $12.46 one year ago. During the quarter the Company completed it's previously announced 650,000 share repurchase program and announced on May 27, 2003 the initiation of another share repurchase program to acquire up to 650,000 shares of common stock. During the quarter ended June 30, 2003, a total of 150,500 shares of common stock were repurchased under these programs.

Hood concluded, "Recently the Company opened a new branch sales office in Little River, South Carolina. We are very pleased with the early indicators of activity at this new office and believe that it will greatly strengthen our banking presence in North Myrtle Beach. Additional sites are being reviewed for future expansion. We also have continued to dedicate substantial resources to a major project to convert our banking applications to the Jack Henry Silverlake System and expect to complete the conversion during the September quarter. We are optimistic about the future and we will continue to execute our plans in this challenging operating environment. We believe our markets will continue to perform well despite this period of slow national economic growth."

First Financial is the holding company of First Federal, which operates 45 offices located in the Charleston Metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides brokerage, trust and insurance services through First Southeast Investor Services, First Southeast Fiduciary and Trust Services and First Southeast Insurance Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, including operating efficiencies, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance or achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, general economic conditions nationally and in the State of South Carolina, interest rates, the South Carolina real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

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FIRST FINANCIAL HOLDINGS, INC.
Unaudited Consolidated Financial Highlights
(in thousands, except share data)

Three Months Ended	Nine Months Ended
06/30/03	06/30/02	03/31/03	06/30/03	06/30/02
Statements of Income
Interest income	$ 32,998	$ 37,750	$ 33,834	$ 102,750	$ 116,883
Interest expense	13,431	17,189	14,144	43,108	54,840
Net interest income	19,567	20,561	19,690	59,642	62,043
Provision for loan losses	(1,450)	(1,472)	(1,650)	(4,585)	(4,488)
Net interest income after provision	18,117	19,089	18,040	55,057	57,555
Other income
Net gain on sale of loans	2,749	728	2,550	7,311	2,719
Net gain on sale of investments and
mortgage-backed securities	523	303	860	1,709	328
Brokerage fees	432	579	629	1,456	1,617
Commissions on insurance	3,085	2,193	3,885	9,354	7,189
Other	Other agency income	256	257	765
Service charges and fees on deposit accounts	2,680	2,348	2,506	7,863	6,908
Loan servicing fees	(1,303)	400	(1,067)	(2,299)	1,383
Real estate operations (net)	(161)	(100)	(201)	(519)	(417)
Other	1,019	1,287	1,069	3,333	3,041
Total other income	9,280	7,738	10,488	28,973	22,768
Other expenses
Salaries and employee benefits	10,770	9,665	10,891	32,764	28,662
Occupancy costs	1,314	1,262	1,263	3,901	3,768
Marketing	549	487	386	1,349	1,297
Depreciation, amort., etc.	1,276	1,336	1,329	3,981	3,820
FDIC insurance premiums	62	68	64	188	203
Other	3,327	2,945	3,398	10,118	9,320
Total other expenses	17,298	15,763	17,331	52,301	47,070
Income before income taxes	10,099	11,064	11,197	31,729	33,253
Provision for income taxes	3,614	3,987	4,028	11,367	11,864
Net income	6,485	7,077	7,169	20,362	21,389
Earnings per common share:
Basic	0.51	0.53	0.55	1.58	1.60
Diluted	0.50	0.51	0.54	1.54	1.54
Average shares outstanding	12,636	13,395	12,931	12,909	13,395
Average diluted shares outstanding	12,983	13,878	13,249	13,246	13,855
Ratios:
Return on average equity	16.04%	17.10%	17.57%	16.60%	17.59%
Return on average assets	1.16%	1.24%	1.29%	1.21%	1.24%
Net interest margin	3.75%	3.82%	3.80%	3.80%	3.81%
Operating expense/average assets	3.09%	2.77%	3.12%	3.11%	2.73%
Efficiency ratio	60.73%	57.60%	58.71%	59.83%	57.28%
Net charge-offs/average net loans, annualized	0.39%	0.33%	0.40%	0.38%	0.30%

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	06/30/03	06/30/02	03/31/03
Statements of Financial Condition
Assets
Cash and cash equivalents	$ 95,339	$ 96,668	$ 84,058
Investments	42,648	42,595	38,741
Loans receivable	1,811,647	1,892,105	1,830,061
Mortgage-backed securities	232,356	156,236	175,663
Office properties, net	36,387	32,896	35,217
Real estate owned	4,074	3,922	3,539
Other assets	46,594	38,940	46,826
Total Assets	2,269,045	2,263,362	2,214,105
Liabilities
Deposits	1,462,924	1,411,895	1,446,417
Advances from FHLB	569,000	615,000	538,000
Other borrowings	26,770	23,750	26,805
Other liabilities	48,392	46,489	41,446
Total Liabilities	2,107,086	2,097,134	2,052,668
Stockholders' equity
Stockholders' equity	212,125	191,205	207,335
Treasury stock	(51,447)	(27,636)	(47,320)
Accumulated other comprehensive income	1,281	2,659	1,422
Total stockholders' equity	161,959	166,228	161,437
Total liabilities and stockholders' equity	2,269,045	2,263,362	2,214,105
Stockholders' equity/assets	7.14%	7.34%	7.29%
Common shares outstanding	12,611	13,338	12,723
Book value per share	$ 12.84	$ 12.46	$ 12.69

	06/30/03	06/30/02	03/31/03
Credit quality-quarterly results
Total reserves for loan losses	$ 15,130	$ 16,179	$ 15,457
Loan loss reserves/net loans	0.84%	0.86%	0.84%
Reserves/non-performing loans	146.41%	95.32%	134.08%
Provision for losses	$ 1,450	$ 1,472	$ 1,650
Net loan charge-offs	$ 1,777	$ 1,583	$ 1,852

Problem assets
Non-accrual loans	$ 10,006	$ 14,259	$ 11,206
Accruing loans 90 days or more past due	31	39	22
Renegotiated loans	297	2,675	300
REO thru foreclosure	4,074	3,922	3,539
Total	$ 14,408	$ 20,895	$ 15,067
As a percent of total assets	0.63%	0.92%	0.68%